EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2023 (the "Effective Date") by and between Healthtech Solutions, Inc., a Utah corporation with a principal business address at 181 Dante Avenue, Tuckahoe, NY 10707 (the “Company”) and Manuel E. Iglesias, an individual residing in the state of Florida (“Executive”). Company and Executive may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to assure itself of the services of Executive as the Company’s Chief Operating Officer and as the Manager-Designate and Chief Financial Officer of World Reach Holdings, LLC and The Clia Lab, LLC, subsidiaries of the Company, and Executive desires to be engaged by the Company in such capacity upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and Executive hereby agree as follows:

1.	Employment and Duties.

a.	The Company agrees to employ, and Executive agrees to serve in one or more executive positions with the Company and its subsidiaries as the Company’s Board of Directors may determine from time to time. Initially and effective on the Effective Date Executive shall serve as the Company’s Chief Operating Officer and as the Manager-Designate and Chief Financial Officer of World Reach Health, LLC (“WRH”), World Reach Holdings, LLC (“WR Holdings”) and The Clia Lab, Inc. (“TCLI”).. Executive shall have all powers, duties, responsibilities, and authority that are assigned by the Company’s Board of Directors (the “Board”), set forth in the Company's Bylaws, or that are implicitly assigned to the Chief Operating Officer by the Revised Business Corporation Act of the State of Utah. As Manager-Designate and Chief Financial Officer of WRH, WR Holdings and TCL, Executive shall have all powers, duties, responsibilities, and authority that are assigned by the Manager of those entities or as set forth in their Operating Agreements.

b.	Executive shall devote Executive’s full-time efforts and services to the business and affairs of the Company and its subsidiaries, either formed or to be formed in the future. Nothing in this Section 1 shall prohibit Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to Executive’s area of expertise, subject to prior approval of the Board, not to be unreasonably withheld; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations, or (E) performing advisory activities, provided, however, such activities are not in direct competition with the business and affairs of the Company or would tend to cast Executive or the Company in a negative light in the reasonable judgment of the Board.
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c.	Licensed Attorney Disclaimer. The Parties hereto acknowledge that Executive is a licensed attorney in the State of Florida. The Company does not expect Executive to render any legal services on the Company’s behalf. Further, even though Executive may consult on the Company’s business affairs, which may include, without limitation, litigation strategies, reviewing, drafting, commenting on and/or negotiating transactional terms and/or agreements, preparing or filing documents with any governmental authority, the Company expressly acknowledges and agrees that Executive will not be acting in any capacity, at any time, as legal counsel for the Company, and, that at all times, the Company is hereby advised to seek the advice and guidance of independent legal counsel.

2.	Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years following the Effective Date (the “Initial Term”) and shall be automatically renewed for successive one (1) year periods (each a “Renewal Term”) thereafter unless either Party provides the other Party with written notice (email is sufficient) of either Parties’ intention not to renew this Agreement at least three (3) months prior to the expiration of the Initial Term or any Renewal Term of this Agreement. “Employment Period” shall mean the Initial Term, plus each Renewal Term, if any, and continuing until the date of termination.

3.	Place of Employment. Executive’s services shall be performed at such location or locations as Executive shall determine, in Executive’s sole discretion.

4.	Compensation.

a.	Salary and Board Fees. The Company agrees to pay Executive a base salary (the “Base Salary”) of Two Hundred Forty Thousand Dollars ($240,000.00 USD) per annum for Executive’s services hereunder. The Base Salary may be increased (but not decreased) from time to time, either at the Board’s election, or as the Parties may later mutually approve in writing (Base Salary and any adjusted salary shall be identified herein as "Salary"). Executive's Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. Executive shall, subject to policies and procedures adopted by the Company’s Board, be eligible for additional fees for service on the Company’s Board, if applicable.

b.	Incentive Compensation and Bonuses.

i.	Annual Bonus. Within sixty (60) days after the Effective Date, the Board (or the Compensation Committee thereof, if any), subject to Executive’s meaningful consultation, shall determine criteria for measuring Executive's accomplishments during the 2023 fiscal year, and prior to each subsequent fiscal year during the Employment Period the Board shall, subject to Executive’s meaningful consultation, likewise determine such criteria for the coming fiscal year. For each fiscal year during the Employment Period, so long as the bonus criteria approved by the Board is achieved, Executive shall be eligible to receive a bonus (the "Annual Bonus") of up to two hundred percent of Executive’s annual salary (the “Bonus Basis Ceiling”), as determined by the Board. The Annual Bonus is intended to qualify as performance-based compensation under Internal Revenue Code section 162(m). The Bonus Basis Ceiling may be increased at the Board’s election, or the compensation committee’s election (if applicable), or pursuant to the mutual written consent of the Parties. The Annual Bonus shall be paid by the Company to Executive promptly after its determination that the relevant criteria have been satisfied, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings.
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ii.	Equity Awards and Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Company (such awards under such plan or program, the “Share Awards”) as the Compensation Committee or Board may from time to time determine. Share Awards shall be subject to applicable plan terms and conditions and any additional terms and conditions as determined by the Compensation Committee or the Board.

1.	Acceleration and Vesting. In the event of (x) a Change in Control (defined below) or (y) termination of Executive’s employment without Cause (defined below), the Share Awards will immediately and fully vest one (1) business day prior to either the date of a Change in Control or the date of termination without Cause.

2.	Company’s Repurchase Rights for Share Awards. A portion of the non-vested Share Awards, and any and all stock-based compensation (such as options and equity awards) as determined by the Compensation Committee or the Board (collectively, the “Repurchase Benefits”), may be subject to repurchase (the “Repurchase Rights”) by the Company at a rate of the then-current market value of each share. The number of shares subject to repurchase shall be rounded to the nearest whole number. The Company may exercise the Company’s repurchase right by giving written notice to Executive at any time within ninety (90) days following the termination of the Employment Period. The Repurchase Rights shall terminate following a Change of Control.
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3.	Company’s Clawback Policy. The Parties acknowledge it is their intention that the Company’s Board of Directors adopt a Clawback Policy that conforms in all respects to such regulations as may be promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), and as may later be amended, relating to recovery of “incentive-based” compensation. The Clawback Policy will be effective against the Executive during the Employment Period and for a period of two (2) years following the termination of the Employment Period, if there is a restatement by the Company of any financial results on the basis of which any clawback from Executive has been determined.

c.	Insurance and Other Benefits. During the Employment Period, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company (or its subsidiaries) makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executives.

i.	Life Insurance. Subject to the Company’s financial ability and the Board’s approval, Executive may be entitled to be the beneficiary of a life insurance policy paid for by the Company, with a death benefit of two (2) times Executive’s Base Salary.

ii.	Cell Phone Stipend. Executive shall, at the Board’s election, be issued a cell phone paid for by the Company and/or receive a guaranteed payment equal to One Thousand Two Hundred Dollars ($1,200 USD) annually (the “Phone Stipend”), which will be payable in twelve (12) equal monthly installments in accordance with the Company’s regular payroll practices.

iii.	Car Allowance. Subject to the Company’s financial ability and the Board’s approval, Executive shall receive a car allowance of not less than Eighteen Thousand Dollars ($18,000 USD) per year, which shall be pro-rated on a monthly basis and paid to Executive in accordance with the Company’s regular payroll practices.

d.	Vacation. During the Employment Period, Executive shall be entitled to not less than twenty (20) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to Executive and the Company, and no more than ten (10) consecutive business days shall be taken at any one time without Company approval in advance.
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e.	Professional Expenses. The Company will pay the costs of dues for Executive’s annual wound care certification renewal. The Company will pay the tuition or registration costs of attendance at continuing legal education (“CLE”) programs required for Executive to maintain such license, and shall reimburse Executive for travel, food and lodging for attendance at no more than one (1) out of state (if applicable) CLE program per year selected by Executive if such CLE program is relevant to the business of the Company.

f.	Severance Compensation.

i.	Severance Pay. Upon termination of employment prior to the expiration of the Employment Period for any reason other than for Cause, and subject to the provisions of Section 9, Executive shall be entitled to:

1.	if termination occurs during the Initial Term, Executive’s Base Salary for the remainder of the Initial Term, or six (6) months, whichever is longer, and if termination occurs during a renewal term, six (6) months of Executive’s annual Base Salary, in either case to be paid according to Section 4(a). If termination other than for Cause occurs within eleven (11) months of the Effective Date of this Agreement, the entire unpaid Base Salary for the Initial Term shall be paid to Executive within thirty (30) days of the effective date of termination;

2.	any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of Executive’s duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 4(a);

3.	any accrued, but unused vacation time through the termination date in accordance with Company policy; and

4.	all Share Awards earned and vested prior to termination. With respect to any Share Awards held by Executive as of Executive’s death that are not vested and exercisable as of such date, the Company shall fully accelerate the vesting and exercisability of such Share Awards, so that all such Share Awards shall be fully vested and exercisable as of Executive’s death, such options (as well as any Share Awards that previously became vested and exercisable) to remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (A) a period of one (1) year after Executive’s death or (B) the original term of the option, if such Share Award is an option.
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ii.	COBRA. Executive may continue coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and each of Executive’s “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). The Company shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for Executive and any Qualified Beneficiary of Executive, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive eighteen (18) month period following the date of termination of Executive’s employment and (z) the date Executive or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within ninety (90) days of its payment.

iii.	Posthumous Payments of the Base Salary. In the event of Executive’s death during the Employment Period, the Company will continue to pay the Base Salary to Executive’s estate for sixty (60) days following the date of Executive’s death.

iv.	Executive Outplacement. In the event of any termination other than for Cause or for Executive’s resignation without Good Reason, the Company hereby agrees to pay, or at its expense, provide Executive with executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year. These benefits shall not be provided to Executive in the event of Executive’s resignation without Good Reason.

g.	Section 409A Compliance. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance promulgated thereunder (“Section 409A”). Any payments that qualify for the “short-term deferral” exception shall be paid under that exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts. In the event any payments or benefits are provided upon a termination of employment or cessation of services, such payments or benefits will only be provided if such termination or cessation constitutes a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements will be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The Company reserves the right, in its sole discretion to take such reasonable actions and make any amendments to this Agreement as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any amount. The preceding shall not be construed as a guarantee of any particular tax effect for payments under this Agreement.
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h.	No Mitigation. Executive is under no obligation to seek other employment or to otherwise mitigate the obligation of the Company under this Agreement.

5.	Transportation, Accommodations and Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, accommodation and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of Executive’s duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Any individual expenses (including expenses such as travel that are a single expense with multiple components) in an amount exceeding any annual budgeted amount, or Ten Thousand Dollars ($10,000) in the aggregate within any thirty (30) day period not included in the Company’s operating budget, shall require prior written (email is sufficient) approval by the Board or such officer(s) of the Company designated by the Board to serve this purpose.

6.	Company Email. At all times during the Employment Period, Executive will be permitted to use a Company-provided email account. Effective upon the termination of this Agreement, the Company may cease Executive’s use and/or access to the Company email. Upon termination of this Agreement, the Company will provide an auto-reply message on Executive’s email account noting any forwarding contact information for Executive for a period of not less than thirty (30) business days following the date of termination.

7.	Indemnification. During the Employment Period, the Company (i) shall indemnify and hold harmless Executive and Executive’s heirs and representatives to the maximum extent permitted by the laws of the State of Utah and by Company’s Charter and Bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.
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a.	Litigation Defense / Indemnity. Company hereby agrees to indemnify, hold harmless and defend Executive against any and all claims arising out of, or in connection with Executive’s performance of Executive’s duties for, and on behalf of, the Company to the full extent permitted by law, but not in respect to claims in which it is adjudicated in a decision on the merits that Executive engaged in fraudulent or criminal acts. Such right shall include the right to be paid by the Company expenses, including reasonable outside attorneys’ fees and court costs, incurred by Executive in defending any such claim in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such claim shall be made only upon the delivery to the Company of an undertaking, by or on behalf of Executive, in which Executive agrees to repay all amounts so advanced if it should be ultimately determined that the claim is not one to which Executive would be entitled to indemnification. This duty to indemnify shall survive the termination, expiration or cancellation of this Agreement for a period of time no less than two (2) years following the termination, expiration or cancellation of this Agreement.

8.	Hiring and Firing Authority. Executive shall have the authority to hire and/or terminate any and all personnel employed by the Company, or any of its subsidiaries, in accordance with the Company’s (or its subsidiaries’) policies and procedures, except as otherwise set forth in any contract between the Company and Executive or a third party.

9.	Termination of Employment.

    Executive’s Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company’s obligations to Executive’s estate and to Executive’s Qualified Beneficiaries shall be those set forth in Section 4 regarding severance compensation.

b.	Executive’s Disability. In the event that, during the Employment Period, Executive shall be prevented from performing Executive’s essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), the Board shall be entitled to terminate this Agreement and Executive’s employment hereunder. The Company’s obligation to Executive under such circumstances shall be those set forth in Section 6 regarding severance compensation. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of Executive’s essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and Executive (or Executive’s representative), shall be final and binding on the Parties hereto and shall be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive (or Executive’s representative) and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive (or Executive’s representative) and/or the Company to advise such independent physician.
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c.	Company’s Breach. In the event the Company materially breaches, without cure, this Agreement, Executive may elect to terminate this Agreement (“Termination for Company’s Breach”). In the event of Termination for Company’s Breach, Executive shall be entitled to any and all accrued, but unpaid compensation and/or expenses pursuant to Sections 4 and/or 5.

d.	Termination for Cause. At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause.

i.	For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of Executive to perform substantially all of Executive’s duties and responsibilities to the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and responsibilities, which willful and continued failure is not cured by Executive within thirty (30) days following Executive’s receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic violation); or (c) fraud, dishonesty or gross misconduct, which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 9(d)i shall not be subject to cure.

ii.	For purposes of Section 9(d)i, no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interest of the Company. Between the time Executive receives written demand regarding substantial performance, as set forth in subparagraph (i) above, and prior to an actual termination for Cause, Executive will be entitled to appear (with counsel if Executive so chooses) before the full Board to present information regarding Executive’s views on the Cause event(s). After such hearing, termination for Cause must be approved by a super-majority vote of the full Board (other than Executive, if applicable). After providing the written demand regarding substantial performance, the Board may suspend Executive with full pay and benefits until a final determination by the full Board has been made.
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iii.	Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or Executive’s heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any Salary earned through the date of termination to be paid according to Section 4; any Annual Bonus that has accrued but remains unpaid; reimbursement of any expenses payable pursuant to Section 5; and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions, including expenses.

    For Good Reason or a Change of Control or Without Cause.

i.	At any time during the term of this Agreement and subject to the conditions set forth in Section 9(e)ii below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason” or for a “Change of Control” (as defined in Section 9(g)). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (A) following a Change of Control, should Executive be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (B) the Company demands that Executive permanently relocates Executive’s principal place of residence more than fifty (50) miles from Executive’s then-current principal place of residence, and/or (C) a material breach by the Company of this Agreement.

ii.	Executive shall not be entitled to terminate this Agreement for Good Reason unless and until Executive shall have delivered written notice (email is sufficient) to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of Executive’s intention to terminate this Agreement and Executive’s employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice. In the event Executive elects to terminate this Agreement for a Change in Control, such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.
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iii.	In the event that Executive terminates this Agreement and Executive’s employment with the Company for Good Reason or for a Change of Control or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following Executive’s death, to Executive’s heirs, administrators, or executors) the severance compensation set forth in Section 4 above. The Company shall deduct from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

iv.	Executive shall not be required to mitigate the amount of any payment provided for in this Section 9(e) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 9(e) be reduced by any compensation earned by Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

    Without “Good Reason” by Executive. At any time during the Employment Period, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Company. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to Executive or Executive’s heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any Salary earned through the date of termination to be paid according to Section 4; reimbursement of any expenses payable pursuant to Section 5; and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

    Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the outstanding shares of Common Stock of the Company (including equity instruments convertible without payment into Common Stock), whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period constitute the Board, and any new Board member whose election by the Board or nomination for election by the Company’s owners was approved by a vote of at least two-thirds (2/3) of the members of the Board then still in office who either were members of the Board at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.
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i.

Notwithstanding the foregoing, a “Change in Control” as to the Company will not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by the Company or any affiliate thereof in the Company, which, by reducing the number of shares of Common Stock outstanding, increases the proportionate voting power represented by the Common Stock beneficially owned by any person to fifty percent (50%) or more of the combined voting power of all the then outstanding Common Stock; provided, however, that if any person referred to in this sentence thereafter, within a period of twelve (12) months becomes the beneficial owner of any additional shares of stock or other Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” as to the Company will be deemed to have occurred for purposes of this Agreement.

ii.	Change in Control Payment / Section 280G Limitation.

1.	General Rules. Code Sections 280G and 4999 may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Code Section 280G (the “Total Change in Control Payments”) equal or exceed the 280G Cap (three times the Executive’s “Base Amount” as defined in Code Section 280G). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one times Executive’s Base Period Income Amount. This Excise Tax is imposed on Executive, rather than the Company, and, to the extent required by applicable regulations, shall be withheld by the Company from any amounts payable to Executive pursuant to this Agreement. In determining whether the Total Change in Control Payments exceed the 280G Cap and results in an Excise Tax becoming due, and for purposes of calculating the 280G Cap itself, the provisions of Code Sections 280G and 4999 and the applicable regulations control over the general provisions of this Section 9(g)ii(1).
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2.	Limitation on Payment. Subject to the “best net” exception described in Section 9(g)ii(3) below, in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid exceeding the 280G Cap minus One Dollar ($1.00 USD).

3.	“Best Net” Exception. If Executive’s Total Change in Control Payments minus the Excise Tax payable on all such payments exceeds the 280G Cap minus One Dollar ($1.00 USD), then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section 9(g)ii(2). If this “best net” exception applies, Executive shall be responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Code Section 4999 or otherwise.

4.	Calculating the 280G Cap. If the Company believes that the provisions of Section 9(g) may apply to reduce the total payments to which Executive is entitled under this Agreement or otherwise, it shall notify Executive as soon as possible. The Company then shall engage a “Consultant” (a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 9(g)ii(4). The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company.

a.	If the Company determines that the limitations of Section 9(g) applies, then pending the issuance of the opinions by the Consultant, then the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to eliminate the amount in excess of the 280G Cap. Such payments shall be made at the times specified herein, in the maximum amount that may be paid without exceeding the 280G Cap. The balance, if any, shall then be paid, if due, after the opinions called for by this Section 9(g)ii(4)a have been received.
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b.	If the amount paid to Executive by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of Section 9(g), Executive shall repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency within 30 days of such determination.

c.	As a general rule, the Consultant’s determination will be binding on Executive and the Company. Section 280G and the Excise Tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions. If the Internal Revenue Service determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment in excess of the revised 280G Cap then shall be repaid by Executive to the Company. If the Internal Revenue Service determines that the actual 280G Cap exceeds the amount calculated by the Consultant, the Company shall pay Executive any shortage.

d.	The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify Executive from any additional taxes, interest and penalties that may be imposed on Executive in connection with such challenge, then Executive shall cooperate fully with the Company. The Company will bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company will control all such challenges. Executive will notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of Excise Taxes. Such notice shall be given as soon as possible, but, in not event later than fifteen (15) business days following Executive’s receipt of the notice of the Internal Revenue Service’s position.

5.	Effect of Repeal. If the provisions of Code Sections 280G and 4999 (or the corresponding provisions of any revenue law) are repealed without succession and with an effective date this is prior to the application of this Section 9(g)ii(5), then this Section 9(g)ii(5) and its applicable subparts will not apply. If such provisions do not apply to Executive for whatever reason (e.g., because Executive is not a “disqualified individual” for purposes of Code Section 280G) or does not apply to this Agreement, Section 9(g) will not apply.
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10.	Confidential Information.

a.	Disclosure of Confidential Information. Executive recognizes, acknowledges, and agrees that Executive will have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses, including but not limited to, its research programs, research results, technologies, products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans. All of such information shall be deemed "Confidential Information," provided such information is not in or does not hereafter become part of the public domain or become available to the public generally through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is necessary for the conduct of the Company's business, and has been and will be acquired by Executive’s in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after Executive’s employment hereunder, reveal, divulge, or make known to any person, any information acquired by Executive during the course of Executive’s employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 10 shall survive the termination of Executive’s employment hereunder.

b.	Executive affirms that Executive does not possess the protected trade secrets or confidential or proprietary information of any prior employer(s), and that Executive will not use any proprietary information of any person in providing services to the Company or its subsidiaries.

c.	In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, rolodexes and phone books, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, (iii) information that Executive reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company. The covenants and agreements in this Section 10(c) shall exclude information (A) which is in the public domain through no unauthorized act or omission of Executive, (B) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any of its affiliates, (C) was independently developed by Executive prior to the Effective Date of this Agreement, or (D) is authorized in writing by the third party that provided the Confidential Information to the Company to be disseminated on a non-confidential basis.
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11.	Restrictive Covenants.

a.	Use of Confidential Information. Executive agrees and acknowledges that the Confidential Information that Executive will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive.

b.	Non-Solicitation; Non-Competition. Executive hereby agrees and covenants that Executive shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity, which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and for a period of twelve (12) months following the effective date of termination (the “NS/NC Period”):

1.	recruit or solicit any employee of, or independent contractor engaged by the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement with the Company;

2.	attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the business of the Company; or
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3.	interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

In the event Executive’s employment with the Company was terminated without Cause during the Initial Employment Period, the NS/NC Period shall not be applicable or enforceable against Executive in any capacity.

During the Employment Period, or at any time during the NS/NC Period, in the event the Company permanently ceases operations, dissolves, files for relief in bankruptcy (pursuant to Chapter 7) (without cure within thirty (30) days of filing) or is subject to a receivership, the NS/NC Period shall immediately cease, and shall be of no further force or effect.

c.	Remedies Applicable to the Restrictive Covenants. Executive acknowledges that the restrictive covenants contained in Sections 10(a-b) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury may result to the Company if Executive breaches any of the restrictive covenants, and that, in the event of its actual or threatened breach thereof, the Company will not have an adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach of any of the restrictive covenants contained in Sections 10(a-b), the Company may be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security) (i) restraining and enjoining any act, which would constitute a material breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a material breach, as well as any other remedies available to the Company. Executive also acknowledges that the remedy afforded the Company pursuant to this Section 10(c) is not exclusive, and such remedy shall not preclude the Company from seeking or receiving any other relief.

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d.	Scope, Severability and Modification of Restrictive Covenants. The Parties acknowledge that the Company’s business will be throughout the United States in scope and thus the Restrictive Covenants are not and would be particularly ineffective if the restrictive covenants contained in Sections 10(a-b) were to be limited to a particular geographic area of the United States. If any restrictive covenant contained in Sections 10(a-b), or the application thereof to any Person or circumstance, shall to any extent be deemed by a court of competent jurisdiction to be invalid or unenforceable, then the remainder of the restrictive covenants contained in Sections 10(a-b), or the application of such restrictive covenants to Persons or circumstances other than those in respect of which it is invalid and unenforceable, shall not be affected thereby, and the other restrictive covenants shall be valid and enforceable. If any court of competent jurisdiction deems any of the restrictive covenants contained in Sections 10(a-b) too restrictive, the other provisions shall stand, and the court shall modify the provision at issue to the point of greatest restriction permissible by law.

e.	Right to Cure. In the event either Party provides written notice to the other Party hereto of an alleged material breach of this Agreement, the alleged breaching Party shall have thirty (30) calendar days’ right to cure (to the extent curable).

f.	Rights.

i.	Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; provided, however, that Executive may not knowingly disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law.

ii.	This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. The Company provides notice to Executive pursuant to the Defend Trade Secrets Act that: an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
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12.	Work Product.

    Except as otherwise provided in written agreement between Executive and the Company, Executive shall retain all right, title and interest in and to all inventions, developments, ideas, methods, processes, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that were conceived, reduced to practice, developed or made by Executive prior to Executive’s Employment with the Company (“Executive’s Inventions”).

    Executive hereby assigns to Company all right, title and interest in and to all inventions, developments, ideas, methods, processes, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that (x) are conceived, reduced to practice, developed or made by Executive during the Employment Period, and (y) either: (i) relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Executive for the Company (“Company IP”).

    To the extent necessary, each Party shall perform all actions reasonably requested by the other Party (whether during or after the Termination Date) to establish and confirm either Party’s ownership of Executive’s Inventions or Company IP, as applicable (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications, and other instruments).

    The provisions of this Section 12 shall survive the termination or expiration of this Agreement.

13.	Litigation Reporting. Executive shall immediately notify the Company of the nature and amount of any action, suit, claim, complaint, investigation, inquiry, enforcement action or proceeding by any person or entity involving (i) the Company, (ii) any of the Company’s subsidiaries; and/or (iii) Executive, in relation to Executive’s provision of services hereunder, upon receipt by it of notice of any such action, suit, claim, complaint, investigation, inquiry, enforcement action, or other proceeding during the Employment Period. If applicable, concurrently with the Effective Date of this Agreement, Executive has informed the Company of any and all pending or threatened litigation, and the Company acknowledges having been informed of such litigation, if any.
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14.	Miscellaneous.

    Mutual Non-Disparagement. During the Employment Period, and at all times thereafter, neither Party shall make any written statement, or other communication, that materially disparages or places either Party, or any of the Company’s subsidiaries, or the Company’s respective principals, officers, directors, employees, partners, managers, shareholders, investors, products or services in a false or negative light; provided, however, that nothing herein shall preclude either Party from testifying as required by lawful subpoena or other legal process, making good faith reports to governing regulatory bodies or authorities, or communicating inside the Company consistent with legitimate business needs.

    Name/Voice/Likeness. During the Employment Period, Executive hereby grants to the Company the non-exclusive right to use Executive’s name, approved likeness, speaking voice and/or approved biography in connection with the marketing and promotion of the Company and/or the Company’s products and/or services. Company shall not have any rights to use Executive’s name, voice and/or likeness for any merchandising and/or commercial tie-ups without the Executive’s prior written consent, and additional compensation being paid to Executive.

    No Third-Party Beneficiaries. Unless otherwise expressly noted herein, or later provided for in writing, nothing in this Agreement is intended or will be construed to give any Person, other than Company or Executive, and their successors or assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein.

    Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the Party at the address set forth below, or to such other address as either Party may hereafter give the other Party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or one business day after deposited with an overnight delivery service for overnight delivery. The addresses of the Parties for delivery of notice shall be:

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To the Company:

Healthtech Solutions, Inc.

181 Dante Avenue.

Tuckahoe, NY 10707

To Executive:

Manuel E. Iglesias

14811 NW 89th Ave

Miami Lakes, FL 33018

    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

    Construction of Agreement. This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and thereof, superseding all negotiations, prior discussions, and preliminary agreements, written or oral.

    Captions and Headings. The captions and section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

    Further Assurances. The Company and Executive shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary in connection with the performance of each of their obligations hereunder to carry out the intent of this Agreement.

    Assignment. Provided that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder, neither Party hereto shall be entitled to assign, charge or license the benefit of this Agreement, and/or any rights hereunder, to any third party, without the prior written consent of the other Party hereto.

    Successors. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

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    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah. Any claims, disputes, disagreements, or other matters in question arising out of or relating to this Agreement or to Executive’s employment with the Company will be resolved by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and Expedited Procedures (regardless of the size of any claim or counterclaim) and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing Party in any dispute arising out of this Agreement shall be entitled to its reasonable outside attorney’s fees and costs.

i.	THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT BY AGREEING TO ARBITRATION, AMONG OTHER THINGS, THE PARTIES ARE GIVING UP (i) THE RIGHT TO A JURY TRIAL, (ii) THE TYPE OF BROAD DISCOVERY CUSTOMARILY ALLOWED TO PARTIES IN CIVIL COURT PROCEEDINGS, AND (iii) VIRTUALLY ANY RIGHT TO APPEAL THE AWARD OF THE ARBITRATOR.

    Execution in Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be considered an original instrument, but both of which together shall be considered one and the same agreement.

    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

    Entire Agreement; Modification / Amendment. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and thereof, superseding all negotiations, prior discussions, and preliminary agreements, written or oral. No modification, amendment, waiver, termination, or discharge of this Agreement or of any of the terms or provisions hereof shall be binding upon any of the Parties hereto, unless confirmed in writing by the Company and Executive. No waiver by the Company or Executive of any term or provision of this Agreement or of any default hereunder shall affect the Company’s or its respective rights thereafter to enforce such terms or provisions or to exercise any right or remedy in the event of any other default, whether similar or not. Any verbal or written understanding previously agreed upon shall be null and void upon full execution of this Agreement.

    Legal Representation. THE PARTIES HEREBY REPRESENT AND WARRANT THAT THE PARTIES HAVE HAD AN OPPORTUNITY TO CONSULT INDEPENDENT LEGAL COUNSEL AND/OR HAVE BEEN REPRESENTED BY COUNSEL OF THE PARTIES’ OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT. THE PARTIES HAVE EAD THIS AGREEMENT WITH CARE AND BELIEVES THAT EACH OF THE PARTIES ARE FULLY AWARE OF AND UNDERSTAND THE CONTENTS OF THIS AGREEMENT AND ITS LEGAL EFFECT.
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p.	Survival. All post termination obligations of the Agreement shall survive the termination of the Agreement and the Termination Date as specified in the Agreement.

q.	Representations and Warranties.

i.	Executive represents and warrants to the Company, that Executive has the full power and authority to enter into this Agreement and to perform Executive’s obligations hereunder and that the execution and delivery of this Agreement and the performance of Executive’s obligations hereunder will not knowingly conflict with any agreement to which Executive is a party.

ii.	The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not knowingly conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

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SIGNATURE PAGE TO THE

EXECUTIVE EMPLOYMENT AGREEMENT DATED JANUARY 27, 2023

BETWEEN

HEALTHTECH SOLUTIONS, INC.

AND

MANUEL E. IGLESIAS

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

HEALTHTECH SOLUTIONS, INC.

/s/Jelena Olmstead

By: Jelena Olmstead, CEO

EXECUTIVE:

/s/ Manuel E. Iglesias

Manuel E. Iglesias

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